EXHIBIT 21.01

CSG Systems International, Inc.

Subsidiaries of the Registrant

As of December 31, 2006

Subsidiary	State or Country of Incorporation
CSG Systems, Inc.	Delaware
CSG Services, Inc.	Delaware
CSG International Holdings LLC	Delaware